EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF RESTATED CERTIFICATE OF INCORPORATION

OF EAGLE MATERIALS INC.

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Eagle Materials Inc.

2. The Restated Certificate of Incorporation of the corporation is hereby amended by changing Article VI thereof so that, as amended, said Article shall be and read as follows:

ARTICLE VI

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors only, under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) with respect to officers only, in any action by or in the right of the Corporation. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or hereafter may be amended.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The effective date of the amendment shall be August 1, 2024.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be duly executed in its name this 1st day of August, 2024.

By:	/s/ Matt Newby
Matt Newby, Executive Vice President,
General Counsel and Secretary